Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
November 13, 2003	Craig Renner
301-843-8600

ACPT REPORTS INCREASE IN REVENUE AND EARNINGS

FOR QUARTER ENDED SEPTEMBER 30, 2003

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) today reported net income of $3,455,000, or $.67 basic and $.66 diluted per share, on revenue of $41,602,000 for the nine months ended September 30, 2003. This compares to net income of $1,387,000, or $.27 per share, on revenue of $25,506,000 for the nine months ended September 30, 2002.

For the quarter ended September 30, 2003, the Company reported net income of $1,376,000, or $.27 per share, on revenues of $15,854,000. This compares to a net income of $772,000, or $.15 per share, on revenues of $9,463,000 for the same period in 2002.

J. Michael Wilson, Chairman and Chief Executive Officer, noted that revenue for the first three quarters of 2003 has already exceeded the Company's total revenue for all of 2002. Mr. Wilson attributed the revenue growth to the sale of condominium units in Puerto Rico, the acquisition of controlling interests in additional apartment properties in St. Charles, and the continued high occupancy rates at apartment projects owned by the Company.

President and Chief Operating Officer Edwin L. Kelly noted that in Puerto Rico, the Company closed on ninety-one units in the Brisas de Parque Escorial condominium complex in the first nine months of 2003, generating $15,780,000 in home sales revenue This compares to eight units generating $1,395,000 in revenue during the same period of 2002. In the third quarter of 2003, the Company closed on thirty-two units, generating $5,566,000 in revenue, compared to eight units generating $1,395,000 during the same quarter of 2002. Sales of the units commenced in September 2002.

As of September 30, 2003, the Company had twenty-five units in Brisas de Parque Escorial under contract, with an average sales price of $173,000. In addition, sixty-three units remain in inventory, which the Company expects to sell by the end of 2004.

In the United States, rental revenues from the Company's consolidated apartment properties increased 45%, to $11,779,000, during the first nine months of 2003, compared to $8,138,000 during the same period of 2002. For the third quarter, revenues increased 49%, to $4,130,000, compared to $2,780,000 for the third quarter of 2002. Since December 2002 the Company has acquired controlling interests in three apartment properties in St. Charles, resulting in the increased rental revenues for the current year's operations.

The increase in rental revenue was slightly offset by a decrease in revenue from community development land sales. Land sales decreased $2.7 million in the first nine months of 2003, when compared to the same period in 2002. According to Mr. Kelly, 2002 results reflected the sale of a 6.9 acre commercial parcel to a developer for Food Lion; there have been no comparable sales in 2003. Mr. Kelly also noted that new stormwater management regulations implemented by the State of Maryland forced the Company to re-engineer design plans for St. Charles' Fairway Village, causing a delay in the delivery of the next parcel of lots in the award-winning planned community.

As of September 30, 2003, the Company had 7.95 acres in commercial land sales under contract, with a total sales value of $1,232,000, and twenty-eight single-family lots in Fairway Village. These sales are subject to customary closing conditions. Mr. Wilson also noted that the Company expects to develop an additional 162 lots in Fairway Village in 2004, and break ground on two projects: a 252-unit apartment complex in Fairway Village, and an active adult community being developed jointly with U.S. Home. "We believe that these projects will leave the Company well-positioned to meet the strong demand for lots in St. Charles," said Mr. Wilson.

There will be no cash distribution to the Shareholders related to operations for the quarter ended September 30, 2003.

Mr. Kelly emphasized that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT, with operations in Maryland and Puerto Rico, specializes in community development, investment properties, and asset management services. Its shares are listed on the American and Pacific Stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's Form 10-Q will be available via the Internet at http://www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements may be related to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-Q on file with the Securities and Exchange Commission.

AMERICAN COMMUNITY PROPERTIES TRUST

Financial Highlights (Unaudited)

	For the Nine Months Ended		For the Three Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02

Revenues	$41,602,000	$25,506,000	$15,854,000	$9,463,000

Expenses	34,252,000	21,081,000	13,004,000	7,749,000

Depreciation & amortization	1,983,000	1,416,000	683,000	466,000

Income before provision for income taxes and minority interest	5,367,000	3,009,000	2,167,000	1,248,000

Provision for income taxes	1,720,000	1,418,000	725,000	410,000

Income before minority interest	3,647,000	1,591,000	1,442,000	838,000

Minority interest	(192,000)	(204,000)	(66,000)	(66,000)

Net income	$3,455,000	$1,387,000	$1,376,000	$772,000

Net income per share - basic	$0.67	$0.27	$0.27	$0.15

Net income per share - diluted	$0.66	$0.27	$0.27	$0.15

Weighted average shares outstanding-basic	5,192,000	5,192,000	5,192,000	5,192,000

Weighted average shares outstanding-diluted	5,201,000	5,233,000	5,192,000	5,215,000

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